Exhibit 99.1

NEWS RELEASE

Nabors Realigns Unsecured Revolving Credit Facilities

•                  Reduced existing facility, maturing in July 14, 2020 to $666 million; rates and covenants are unchanged

•                  Established a new $1.27 billion facility, expiring October 11, 2023.

•                  The new unsecured facility incorporates certain subsidiary guarantees, as well as an additional financial covenant limiting debt to a multiple of drilling related assets

•                  Total combined gross capacity of $1.93 billion through July 14, 2020

Hamilton, Bermuda, October 12, 2018— Nabors Industries Ltd. (“Nabors”) (NYSE: NBR) today announced the closing, on October 11, 2018, of an unsecured revolving credit facility of its wholly-owned subsidiaries, Nabors Industries, Inc. (“Nabors Delaware”) and Nabors Drilling Canada Limited (“Nabors Canada”), with an aggregate principal amount of $1,267,000,000, comprised of a loan facility of up to $1,227,000,000, which can be drawn upon by Nabors Delaware in U.S. dollar borrowings, and a loan facility of up to $40,000,000, which can be drawn upon by Nabors Canada in either U.S. or Canadian dollar borrowings. The facility matures on the earlier of (a) October 11, 2023 and (b) July 19, 2022, if any of Nabors Delaware’s existing 5.5% senior notes due January 2023 remain outstanding as of such date. In connection with the new unsecured revolving credit facility, Nabors and Nabors Delaware entered into Amendment No. 3 to its existing credit agreement dated November 29, 2012, which, among other things, provides for Citibank, N.A.’s resignation as administrative agent and the appointment of Wilmington Trust, National Association as administrative agent, reduces the overall commitments available to $666,250,000 and provides for certain lenders to exit the facility. The existing credit facility matures on July 14, 2020.

When drawn, US dollar-denominated borrowings under the new facility will bear interest, at Nabors Delaware’s option, at either (a) the “Base Rate” plus the applicable interest margin, calculated on the basis of the actual number of days elapsed in a year of 365 or 366 days and payable quarterly in arrears or (b) interest periods of one, two, three or six months at an annual rate equal to the London Interbank Offered Rate (“LIBOR”) for the corresponding deposits of U.S. dollars, plus the applicable interest margin. The “Base Rate” is defined, for any day, as a fluctuating rate per annum equal to the highest of (i) the Federal Funds Rate, as published by the Federal Reserve Bank of New York, plus 1/2 of 1.00%, (ii) the prime commercial lending rate of Citibank, N.A., and (iii) LIBOR for an interest period of one-month beginning on such day plus 1.00%. The interest mechanism for any loans denominated in Canadian dollars is similar. The facility is guaranteed by Nabors and certain subsidiaries of Nabors. The unsecured revolving credit facility also includes a U.S. dollar-denominated standby letter of credit facility and a U.S. dollar denominated swingline facility. Citibank, N.A., Mizuho Bank, LTD. and Wells Fargo Securities, LLC acted as joint lead arrangers and bookrunners under the new credit facility.

Further details regarding the unsecured revolving credit facility and the amendment to existing credit agreement is available in a Current Report on Form 8-K filed with the Securities and Exchange Commission.

Statements in this release that are not historical facts are “forward-looking” statements and “safe harbor statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including those described in Nabors’ public filings with the SEC. Nabors has based forward-looking statements on management’s current expectations and assumptions and not on historical facts. These forward-looking statements involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially from those indicated in such forward-looking statements include risks related to market conditions and the satisfaction of customary closing conditions related to the credit facility, as well as risks and uncertainties associated with Nabors’ business and finances in general. Other factors that could cause actual results to differ materially from those indicated by the forward-looking statements include those factors listed under the caption “Risk Factors” in Nabors’ Form 10-Q for the quarter ended June 30, 2018, filed with the SEC on August 1, 2018, Form 10-Q for the quarter ended March 31, 2018, filed with the SEC on May 3, 2018, and Form 10-K for the year ended December 31, 2017, filed with the SEC on March 1, 2018, as amended by Amendment No. 1 to Nabors’ Annual Report on Form 10-K filed with the SEC on March 29, 2018, as well as other filings Nabors makes with the SEC from time to time. In providing forward-looking statements, Nabors is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise, except as required by law. If Nabors updates one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those other forward-looking statements.

About Nabors Industries

Nabors owns and operates one of the world’s largest land-based drilling rig fleets and is a provider of offshore platform rigs in the United States and numerous international markets. Nabors also provides directional drilling services, performance tools, and innovative technologies for its own rig fleet and those of third parties. Leveraging our advanced drilling automation capabilities, Nabors’ highly skilled workforce continues to set new standards for operational excellence and transform our industry.

Media & Investor Contacts

Dennis A. Smith, Vice President, Corporate Development & Investor Relations, at +1 281-775-8038.

William Conroy, Senior Director, Corporate Development & Investor Relations, at +1 281-775-2423.

To request investor materials, contact Nabors’ corporate headquarters in Hamilton, Bermuda at +1 441-292-1510 or via email at mark.andrews@nabors.com.